COLUMBIA LABORATORIES, INC

NEWS

Contact:
	James A. Meer	Melody A. Carey
	Senior Vice President, CFO & Treasurer	Rx Communications Group, LLC
	(973) 486-8860	(917) 322-2571

COLUMBIA LABORATORIES COMPLETES
TREATMENT PHASE OF PHASE III STUDY OF
PROCHIEVE 8% TO PREVENT RECURRENT PRETERM BIRTH

LIVINGSTON, NJ— December 22, 2006—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced it has completed the treatment phase of its pivotal Phase III clinical study of PROCHIEVE® 8% (progesterone gel) to prevent recurrent preterm birth. This 669-patient randomized, double-blind, placebo-controlled clinical trial is the largest preterm prevention study ever conducted. The ultimate goal of this program is to expand the PROCHIEVE 8% label beyond infertility and secondary amenorrhea, for which it is currently FDA-approved and commercially available, to include the prevention of recurrent preterm birth.

Robert S. Mills, Columbia’s president and chief executive officer, stated, “All expectant mothers participating in the PROCHIEVE preterm study have now passed 37 weeks gestation; beyond this point, infants born are no longer considered premature. With this milestone behind us and the treatment phase of the study complete, we look forward to the birth of the last infants in January 2007. We eagerly await the opportunity to report efficacy and preliminary safety data from the PROCHIEVE preterm study in mid-February 2007.

“If results of this important study are positive, use of PROCHIEVE 8% to prevent this serious and all too frequent problem could have a very meaningful impact on society and the U.S. healthcare system. On average, delivery of one preterm baby costs $51,600, compared to $5,000 for a full term baby. At present, over 500,000 babies are born prematurely each year. In aggregate, preterm birth costs the U.S. healthcare system over $26 billion annually - a staggering sum that increases every year.

354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001

“On a more human level, prematurity causes 34% of infant deaths. Many of the infant survivors will suffer from lifelong conditions such as cerebral palsy, mental retardation, hearing and vision deficits, and/or learning disabilities. It is our fervent hope to give potentially-premature babies a better chance. With only 40 weeks to develop in utero, time is of the essence. Therefore, if study results are positive, we will maintain our aggressive timeline to submit the application for a label indication for PROCHIEVE 8% natural progesterone gel with the FDA in mid-2007,” concluded Mills.

Columbia Laboratories Completes Treatment Phase of Phase III Study of PROCHIEVE 8% to Prevent Recurrent Preterm Birth
December 22, 2006

About PROCHIEVE 8%
PROCHIEVE® 8% (progesterone gel) is a bioadhesive product that utilizes Columbia’s proprietary Bioadhesive Delivery System (BDS) to deliver natural progesterone vaginally in a convenient and patient-friendly, pre-filled, tampon-like applicator. By using a non-immunogenic (hypo-allergenic) bioadhesive polymer designed to adhere to the vaginal tissue, PROCHIEVE 8% promotes controlled and sustained absorption of progesterone and minimizes leakage, a side effect commonly seen with vaginal suppositories. As a result, the product does not restrict normal activities.

PROCHIEVE 8% contains 90 mg of natural progesterone. It is FDA approved for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency and for the treatment of secondary amenorrhea, and is safe for use during pregnancy.

The most common side effects of PROCHIEVE 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. PROCHIEVE 8% is contraindicated in patients with active thrombophlebitis or thromboembolic disorders, or a history of hormone-associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.

For more information, please visit www.prochieve8.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of reproductive healthcare and endocrinology products that use its novel bioadhesive drug delivery technology. Columbia markets PROCHIEVE® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and PROCHIEVE 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company recently completed enrollment in a 669-patient pivotal Phase III study to evaluate the possible utility of PROCHIEVE 8% (progesterone gel) for the prevention of recurrent preterm birth. The treatment phase of this randomized, double-blind, placebo-controlled trial concluded in December 2006, and the Company expects to announce efficacy and preliminary safety results in mid-February 2007. The Company’s additional research and development programs include a vaginally-administered lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Columbia Laboratories Completes Treatment Phase of Phase III Study of PROCHIEVE 8% to Prevent Recurrent Preterm Birth
December 22, 2006

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s clinical research programs, the timing and potential results of the Company’s PROCHIEVE® (progesterone gel) preterm clinical research program, potential filings with the FDA, strategic direction, prospects and future results, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the timely and successful completion of clinical studies, including the PROCHIEVE® 8% study for the prevention of recurrent preterm birth and the clinical studies for our vaginally-administered lidocaine product candidate; success in obtaining acceptance and approval of new indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for the prevention of preterm birth for PROCHIEVE® 8% from the FDA; the successful marketing of PROCHIEVE® 8%, PROCHIEVE® 4% (progesterone gel), and STRIANT® (testosterone buccal tablet) in the U.S.; the timely and successful development of new products; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

###